UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2021

Aveanna Healthcare Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40362	81-4717209
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Interstate North Parkway SE Atlanta, Georgia 30339 (Address of Principal Executive Office)

Registrant’s telephone number, including area code (770) 441-1580

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on each exchange on which registered
Common Stock, par value $0.01 per share	AVAH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on March 16, 2017, Aveanna Healthcare LLC (“Aveanna Healthcare”), a wholly owned subsidiary of Aveanna Healthcare Holdings Inc., a Delaware corporation (the “Company”), entered into that certain First Lien Credit Agreement (as amended, the “Credit Agreement”) by and among Aveanna Healthcare as the borrower, certain of the Company’s other subsidiaries as guarantors, Barclays Bank PLC, as administrative agent, and the other agents and lenders party thereto from time to time.

On July 15, 2021 (the “Closing Date”), Aveanna Healthcare entered into an Extension Amendment to the Credit Agreement (the “Credit Agreement Amendment”) together with certain of the Company’s other subsidiaries, Barclays Bank PLC., as administrative agent, and the other agents and lenders party thereto, to, among other things, simplify the loan structure under the Credit Agreement and reduce the overall interest rates under the Credit Agreement.

The Credit Agreement Amendment (i) converted all first lien term loans outstanding under the Credit Agreement into a single term loan in an aggregate principal amount of $860.0 million (the “2021 Extended Term Loan”), (ii) provides for a delayed draw term loan facility in an aggregate principal amount of $200.0 million (the “Delayed Draw Term Loan Facility”), which permits Aveanna Healthcare to incur senior secured first lien term loans (the “Delayed Draw Term Loans”) from time to time until July 15, 2023, in each case subject to certain conditions set forth in the Credit Agreement Amendment, (iii) effected certain changes to events of default thresholds, the incurrence of additional term loans under the Credit Agreement and restrictive covenants with respect to asset sales, prepayment events, indebtedness, liens, investments and affiliate transactions, in each case to provide the Company more flexibility in its operations and (iv) extended the maturity date for the term loans that were converted into the 2021 Extended Term Loan from March 2024 to July 2028. The Delayed Draw Term Loan Facility was undrawn as of the Closing Date, and any future draws thereunder also mature in July 2028.

For the 2021 Extended Term Loan and the Delayed Draw Term Loans, Aveanna Healthcare can elect, at its option, the applicable interest rate for borrowings using a variable interest rate based on either LIBOR (subject to a minimum of 0.50%), prime or federal funds rate (“Annual Base Rate” or “ABR”) (subject to a minimum of 2.00%) for the interest period relevant to such borrowing, plus an applicable margin of 3.75% for loans accruing interest based on LIBOR and an applicable margin of 2.75% for loans accruing interest based on ABR, which are subject to certain adjustments as set forth in the Credit Agreement Amendment. The $860.0 million principal amount of the 2021 Extended Term Loan currently accrues interest at a rate equal to 4.25%.

Aveanna Healthcare may voluntarily prepay, subject to certain minimum amounts, the 2021 Extended Term Loan and the Delayed Draw Term Loans (to the extent drawn) at any time without premium or penalty, except that, prior to the six month anniversary of the effective date of the Credit Agreement Amendment, (i) a prepayment premium of 1.00% of the principal amount of any 2021 Extended Term Loans or Delayed Draw Term Loans applies to any such loans prepaid in connection with any Repricing Transaction (as defined in the Credit Agreement Amendment) the primary purpose of which is to decrease the Effective Yield (as defined in the Credit Agreement Amendment) on such 2021 Extended Term Loan or Delayed Draw Term Loans and (ii) if any amendment of the Credit Agreement results in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the 2021 Extended Term Loan or Delayed Draw Term Loans, a premium of 1.00% of the principal amount of such affected loans is payable to the administrative agent.

The Credit Agreement Amendment contains customary representations and warranties.

The foregoing description of the Credit Agreement Amendment is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1*	Extension Amendment to Credit Agreement, dated July 15, 2021, among Aveanna Healthcare LLC, Aveanna Healthcare Intermediate Holdings LLC, Barclays Bank PLC, as administrative agent, and the other lenders, agents and guarantors party thereto.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

*

Pursuant to Item 601(a)(5) of Regulation S-K, schedules and similar attachments to this exhibit have been omitted because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in such exhibit. The Company will supplementally provide a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEANNA HEALTHCARE HOLDINGS INC.

Date: July 20, 2021	By:	/s/ Tony Strange
Name: Tony Strange
Title: Chief Executive Officer